                                                                     EXHIBIT 2.5

                          INTERIM SERVICES AGREEMENT
                          --------------------------

        This INTERIM SERVICES AGREEMENT is entered into by and among Valero Refining and Marketing Company, a Delaware corporation, and Valero Energy
Corporation, a Delaware corporation, as of [      , 1997,] and is made effective
as of the Effective Time.

        WHEREAS, VEC, PG&E Corporation and PG&E Acquisition Corporation have executed the Merger Agreement, pursuant to which PG&E Acquisition Corporation will merge with and into VEC, and

        WHEREAS, in connection with the Merger, VEC and Valero Refining have executed the Distribution Agreement, pursuant to which VEC will cause, prior to the Merger, all of the common stock of Valero Refining to be distributed to the stockholders of VEC, and Valero Refining will cease to be a subsidiary of VEC, and

        WHEREAS, for a period of time following the Merger, Valero Refining desires to continue to procure certain services from VEC that were formerly performed by or through VEC, and VEC desires to procure certain services from Valero Refining, and each of VEC and Valero Refining has agreed to provide (or cause to be provided) the services described in this Agreement according to the terms and conditions of this Agreement,

        NOW, THEREFORE, Valero Refining and VEC, in consideration of the mutual promises and obligations described in this Agreement, hereby agree as follows:

                                I. Definitions.

"Aircraft Ownership Agreement" means that certain Ownership Agreement dated
     _______, 1997 by and between VMC and VCSC providing the terms and conditions under which VMC and VCSC will jointly own certain aircraft formerly owned by or leased to VMC.

"Distribution Agreement" means that certain Agreement and Plan of Distribution dated as of ______, 1997 between VEC and Valero Refining providing for, among other things, the distribution prior to the Effective Time of all of the issued and outstanding shares of common stock of Valero Refining to the stockholders of VEC.

"Effective Date" and "Effective Time" mean the date and the time, respectively, upon which the Merger is consummated as prescribed by the Merger Agreement.

"Houston Sublease" means that certain Sublease dated _____ 1997, between Valero
     Refining (as sublessor) and Valero Natural Gas Company (as sublessee) providing for the rental of office space and common areas at Two Allen Center for the business needs of Valero Natural Gas Company in Houston after the Effective Time.

"including," "includes," or "include" when used in this Agreement means
     "including but not limited to."

"Merger" means the merger and related transactions contemplated by the Merger
     Agreement.

"Merger Agreement" means that certain Agreement and Plan of Merger dated January
     [31], 1997 by and between VEC, PG&E Corporation and PG&E Acqusition Corporation providing for the merger of PG&E Acquisition Corporation with and into VEC.

"PG&E Acquisition Corporation" means PG&E Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of PG&E Corporation formed for the purpose of participating in the Merger.

"PG&E Corporation" means Pacific Gas & Electric Corporation, a California corporation.

"Performing Party" means that party to this Agreement that is rendering Services to the Receiving Party.

"Receiving Party" means that party to this Agreement that is receiving, or is the beneficiary of, Services rendered by the Performing Party.

"Records Agreement" means that certain Records Access and Storage Agreement dated _____, 1997 between VEC and Valero Refining.

"San Antonio Sublease" means that certain Amended and Restated Sublease
     Agreement dated _____, 1997, between VMC (as sublessor) and Valero Marketing and Supply Company (as sublessee) providing for the rental of office space, common areas, and parking at 530 McCullough for the business needs of Valero Refining in San Antonio after the Time of Distribution.

"Services" means, generally and collectively, the set of services to be provided in accordance with the terms of this Agreement.

"Tax Agreement" means that certain Tax Sharing Agreement dated _____, 1997, among VEC, Valero Refining and PG&E Corporation.

"Time of Distribution" means the time at which the distribution of the common stock of Valero Refining to the stockholders of VEC is consummated in accordance with the Distribution Agreement.

"Valero Refining" means Valero Refining and Marketing Company, a Delaware corporation, and its subsidiaries.

"VCSC" means Valero Corporation Services Company, a Delaware corporation.

"VEC" means Valero Energy Corporation, a Delaware corporation, and its subsidiaries.

"VEC System" means the computer data processing systems operated by VEC prior to the Effective Date--whether located in San Antonio, Houston, Corpus Christi, or any office of VEC--as may be modified by VEC after the Effective Date.

"VMC" means Valero Management Company, a Delaware corporation.

                       II. Terms of General Application

        2.1 Performance of Services. Each Performing Party will perform (or
            -----------------------
cause to be performed) its Services in a professional manner, with due diligence and due care. Each Performing Party agrees to perform (or cause to be performed) its Services as economically as possible with the minimum number of employees, time, and materials necessary to perform properly the Services. Each Performing Party agrees to use its best efforts to meet any completion dates established in this Agreement for the performance of the Services. Except as otherwise expressly provided in this Agreement, the Services shall be of the type and extent provided by each Performing Party prior to the Effective Date. The Performing Party's obligation to provide any particular Service is limited to its performance of Services using its resources existing as of the Effective Date. In no event shall the Performing Party be required to add to its staff, equipment, facilities or other resources in order to provide any Service.

        2.2. Cooperation. Each party to this Agreement will cooperate with each
            -----------
other and assist each other to facilitate the performance of the Services. To this end, each party agrees to furnish timely any information in its possession that is reasonably necessary for the performance of the Services but which the other party does not possess.

        2.3. Severability and Cancellation of Services. The Services described
             -----------------------------------------
in the various sections of this Agreement are severable. (The San Antonio Sublease and the Houston Sublease are not considered "Services" to which the provisions of this Section 2.3 apply.) A Receiving Party may elect to cancel any one or more of the Services at any time by providing written notice to the Performing Party. Unless expressly provided elsewhere in this Agreement, any election of cancellation received by the Performing Party on or before the first business day of a given month will be effective as of the last calendar day of that month (e.g., notice received on July 19, 1997 will be effective as of August 31, 1997; notice received on August 1, 1997 will be effective as of August 31, 1997). Each of the Services provided to each Receiving Party hereunder is to be provided on an interim basis for the period of time reasonably necessary for such Receiving Party to arrange for the delivery of such Service by third parties or to develop the ability itself to provide such Service. Each Receiving Party will use its best efforts to arrange for the delivery of such Service by third parties or to develop the ability itself to provide such Service, and will cancel each such Service pursuant to this Section
2.3 as soon as practicable after the date of this Agreement.

        2.4 Term and Termination. The term of this Agreement will commence at
            --------------------
the Effective Time and will end at 5:00 p.m. on December 31, 1998, except for any particular Service that is earlier canceled pursuant to Section 2.3 or for which this Agreement specifically provides for an earlier or later termination of a Performing Party's obligation to provide that Service.

        2.5 Payment. The parties agree to the amounts listed in Exhibit A
            -------                                             ------- -
(attached to this Agreement and incorporated herein for all purposes), as increased from time to time in accordance with Section 2.5.4, as full and adequate compensation for the Services rendered under this Agreement.

            2.5.1 Billing and Payment for Services Rendered. Each party will
                  -----------------------------------------
         bill the other party monthly (in accordance with the rates listed in Exhibit A) as of the first day of the month, for Services rendered
         ------- -
         during the prior month. VEC will send invoices to Valero Refining to the attention of the Treasurer. Valero Refining will send invoices to VEC to the attention of the Treasurer. Invoices may be delivered to either party by facsimile. The parties agree to pay the stated fees and charges within 30 days from the date of invoice. The parties may offset amounts owing to one another so that only one payment is required. In satisfaction of amounts owing under this Agreement, the parties will remit funds either by wire transfer or ACH (Automated Clearing House) in accordance with the payment instructions stated in Exhibit B.
                                                               ------- -

             2.5.2 Reimbursements. If either party incurs a reasonable and
                   --------------
necessary out-of-pocket expense directly in connection with the rendering of Services (e.g., payroll, payables), then the party for whom the payment was made will reimburse that amount to the payor-party either on the day that the payment was made or the next business day, in accordance with the payment instructions stated in Exhibit B, without regard to the billing
                                        ------- -
         and payment schedule described in Section 2.5.1.


              2.5.3 Misapplied Cash Receipts. If a cash receipt belonging to one
                    ------------------------
         party is erroneously deposited into the other party's account, then the party who received the misapplied funds will promptly transfer the funds to the other party's bank account in accordance with the payment instructions listed in Exhibit B. The transfer will be made either on
                                ------- -
         the same day that available funds are received, or on the business day when available funds have been collected.

              2.5.4 Fee Increases. Each Performing Party may increase the fee
                    -------------
         for any Service provided by that Performing Party upon 60 days' prior written notice to the Receiving Party in order to reflect any increase in the cost of providing that Service.


        2.6 Confidentiality. Each party will use due care to protect the
            ---------------
confidentiality of all proprietary information regarding the other party received or generated pursuant to this Agreement, and will use and copy such information only as required to perform the Services in accordance with the terms of this Agreement. Each party will limit disclosure of proprietary information of the other party to those individuals who have a need to know such information in order to provide the Services, except for any disclosures that are required by law or other governmental authority.

        2.7 Conflict of Terms. If the terms of this Agreement conflict with the
            -----------------
terms of the Aircraft Ownership Agreement, Distribution Agreement, Houston Sublease, Merger Agreement, Records Agreement, San Antonio Sublease, or Tax Agreement (collectively the "Other Agreement(s)") with respect to any matter, then the terms of the Other Agreement(s) will control.

                           III. Information Services

        3.1 Information Services. In consideration for the fees described on
            --------------------
Exhibit A, VEC will provide the following Information Services to Valero
------- -
Refining (the "Information Services").

             3.1.1 Processing Services.  VEC will provide data processing
                   -------------------
         services on the VEC System to Valero Refining for all applications supporting the VRM Business (as defined in the Distribution Agreement) as of the Effective Date. In all cases, Valero Refining will be responsible for furnishing to VEC all data necessary to run the applications and achieve the desired results.

             3.1.2 Maintenance and Support. VEC will provide the following
                   -----------------------
          maintenance and support services to Valero Refining.

                   (a) Maintenance. VEC will provide maintenance required for
                       -----------
              the VEC System computer equipment, data communications facilities and operating system software used in performance of the Information Services. For the VEC System software used in performing the Information Services, VEC will provide all maintenance necessary to keep such software performing in accordance with the specifications in effect as of the Effective Date.

                   (b) Exclusion of PCs and Servers. VEC will not provide
                       ----------------------------
              maintenance for the desktop personal computers, printers, and servers operated by Valero Refining. Valero Refining will be responsible for procuring any maintenance required by Valero Refining for these assets.

   3.2   Procedures.  The following procedures will apply to the rendering of
         ----------
Information Services.

         3.2.1  Access to the VEC System.   VEC will provide to Valero Refining
                ------------------------
   all reasonable access to the VEC System during the same access hours for which Valero Refining had access immediately prior to the Effective Date.

         3.2.2  Delivery.   Valero Refining, at its own risk and expense, will
                --------
   be responsible for transporting or transmitting to and from the VEC System
   (i) all data and information necessary for VEC to perform the Information Services, and (ii) all reports provided by VEC hereunder. VEC will have no obligation to determine the authenticity, genuineness or accuracy of items delivered by Valero Refining or the accuracy or correctness of the reports based thereon.

         3.2.3  Computer System Instructions.   VEC may from time to time
                ----------------------------
   provide Valero Refining with instructions governing the operation of the VEC System. Valero Refining will comply with all reasonable policies, procedures and standards published and provided by VEC relating to the operation of the VEC System and to the performance of Information Services.

         3.2.4  Communications.    All costs associated with the installation
                --------------
   and removal of remote terminals, printers, modems, servers, controllers and related equipment of Valero Refining are the responsibility of Valero Refining. All interconnected communications configurations are subject to the approval of VEC before installation, whose approval shall not be unreasonably withheld or delayed.

   3.3   Fees.   In addition to the fees described on Exhibit A, the following
         ----                                         ------- -
terms will apply to Information Services.

         3.3.1  Service Fees.    For all mainframe-based use of the VEC System
                ------------
   by Valero Refining, Valero Refining agrees to pay to VEC a fee determined on a "percentage of use" basis. Each month VEC will determine the percentage of Valero Refining's mainframe-based use of the VEC System, and will bill Valero Refining an amount equal to the total VEC System mainframe-based operating, maintenance and data storage costs multiplied by Valero Refining's percentage of such use.

         3.3.2   Programming.   VEC will provide all labor required for the
                 -----------
   initial setup prior to the Effective Date of programs in connection with the Information Services. After the Effective Date, Valero Refining agrees to pay for all subsequent programming performed by VEC on behalf of Valero Refining at a rate which includes all direct and indirect labor costs of VEC for such programming. Valero Refining will reimburse all reasonable and direct out-of-pocket expenses incurred by VEC in connection with such programming services.

   3.4   Data Storage.  VEC will apply the same backup, storage, and recovery
         ------------
procedures to data relating to the Information Services that VEC applies to its own data. Upon receipt of a written request from Valero Refining, VEC will tender to Valero Refining all stored data, provided that Valero Refining shall not be in default with respect to any amounts due for the Information Services provided hereunder.


                     IV. FINANCIAL AND REGULATORY SERVICES


   4.1   Financial and Regulatory Services.  In consideration for the fees
         ---------------------------------
described on Exhibit A of this Agreement, VEC and Valero Refining will provide
             ------- -
the following financial and regulatory services (the "Financial and Regulatory Services"):

         4.1.1    Tax Services.   VEC and Valero Refining (or their affiliates)
                  ------------
    will perform any tax services in accordance with terms of the Tax Agreement.

         4.1.2    Governmental Compliance.  VEC will furnish all accounting,
                  -----------------------
    finance, and legal support requested by Valero Refining to assist Valero Refining in the preparation, review, and timely filing in 1997 and years thereafter of all documents (including financial statements) covering periods prior to the Effective Date, as such filings may be required by the Securities Exchange Act of 1934, the Securities Act of 1933, or the rules and regulations promulgated by the Securities and Exchange Commission pursuant to those Acts. These documents may include registration statements, annual reports, and quarterly reports of Valero Refining. VEC and Valero Refining each will assist the other in the preparation and filing of any other documents required by regulatory authorities, whether federal or state, that are related to the operations of VEC or Valero Refining prior to the Effective Time. A Performing Party's obligation to offer the Services described in this paragraph shall continue until the passage of all regulatory deadlines and statutes of limitation for the applicable document or filing.

         4.1.3   Check Printing.  For a period not to exceed four months after
                 --------------
    the Effective Date, Valero Refining will make available to VEC check printing services through the Treasury department of Valero Refining, provided that VEC will be responsible for the mailing of all checks printed by Valero Refining on behalf of VEC.


                          V. ADMINISTRATIVE SERVICES


    5.1  Administrative Services to be Provided by VEC.  In consideration for
         ---------------------------------------------
the fees described on Exhibit A of this Agreement, VEC will provide the
                      ------- -
following administrative services to Valero Refining.

         5.1.1    San Antonio Office Space and Parking.  VEC will cause VMC to
                  ------------------------------------
    provide to Valero Refining office space, use of common areas, and parking for the business needs of Valero Refining in San Antonio in accordance with terms of the San Antonio Sublease.

         5.1.2    Security.   VEC will provide security services for the
                  --------
    personnel and property of Valero Refining and the Valero Federal Credit Union located at 530 McCullough in San Antonio in the same manner as security services are provided by VEC for its own personnel and property in San Antonio.

        5.1.3     Telecommunications.   VEC will provide local and long-distance
                  ------------------
    telephone, facsimile, teleconference, and other telecommunications availablity and support for the business needs of Valero Refining in San Antonio.

        5.1.4     Mail Room.   VEC will provide mail (including U.S. postal
                  ---------
    service and commercial expedited courier services) receiving, sorting, and distribution services for Valero Refining in San Antonio.

        5.1.5     Printing and Document Design.  VEC will provide printing and
                  ----------------------------
    document design services to Valero Refining for a period not to exceed six months following the Effective Date.

        5.1.6     Purchasing.   In coordination with the Vice President-
                  ----------
    Administration of Valero Refining, VEC will provide purchasing services to Valero Refining with respect to its San Antonio and Houston operations. VEC will issue purchase orders on behalf of and in the name of Valero Refining.

         5.1.7    Records.  VEC will provide records storage and access
                  -------
    services to Valero Refining in accordance with the Records Agreements.

         5.1.8    Travel.  VEC will provide travel-related services to Valero
                  ------
    Refining, including the booking and ticketing of airline flights and related reservation services. Air-carriage services will be provided in accordance with the Aircraft Ownership Agreement.

    5.2  Administrative Services to be Provided by Valero Refining.  In
         ---------------------------------------------------------
consideration for the fees described on Exhibit A  of this Agreement, Valero
                                        ------- -
Refining will provide the following administrative services to VEC.

         5.2.1    Houston Office Space.  Valero Refining will provide to VEC
                  --------------------
    office space and the use of common areas for the business needs of VEC in Houston in accordance with terms of the Houston Sublease.

         5.2.2    Health Care Administration.  Valero Refining will provide
                  --------------------------
    claims processing through April 15, 1998 for the medical, dental, reimbursement, and other health care claims incurred prior to the Effective Time by VEC employees.

         5.2.3    Payroll.  For a period not to exceed four months after the
                  -------
    Effective Date, Valero Refining will provide payroll services for VEC with respect to the employees of VEC, such services to include the preparation and distribution of semi-monthly payroll checks, administration of employee federal payroll tax and other withholdings, administration (including remittance) of employer payroll tax contributions, maintenance of payroll-related tax returns, and preparation and mailing of Forms W-2 for the year 1997.

         5.2.4    Accounts Payable.  For a period not to exceed four months
                  ----------------
    after the Effective Date, Valero Refining will provide accounts payable processing for VEC accounts. Valero Refining will process invoices from VEC creditors, provide data for appropriate bookkeeping, and print checks for the processed accounts.


                               VI. MISCELLANEOUS

    6.1  Additional Services.  Valero Refining and VEC may determine that
         -------------------
services not specifically described in this Agreement may be necessary or desirable during the term of this Agreement. If the parties through their appropriate representatives agree upon such other services, then these services will be incorporated into this Agreement by a written amendment and will be subject to all provisions of this Agreement unless expressly stated otherwise in the written amendment. The persons authorized to request additional services on behalf of Valero Refining are the President, any Vice President, the Controller and the Treasurer. The persons authorized to request additional services on behalf of VEC are the President, any Vice President, the Controller and the Treasurer.

    6.2  Independence of Parties.
         -----------------------

         6.2.1  Independent Contractors.  The parties agree that each of VEC (or
                -----------------------
    its designee) and Valero Refining (or its designee), with respect to one another, is an independent contractor in the performance of Services under this Agreement. The parties agree that this Agreement is not intended to create a joint venture or partnership relationship. The Performing Party's employees will not be, or be deemed to be, the employees of the Receiving Party, and these employees shall be subject to the Performing Party's exclusive supervision, direction, and control. The Receiving Party will have the right to inspect the performance of the Services to ensure satisfactory completion of them, but the parties acknowledge that the Receiving Party is not directly responsible for the actual performance of the Services. It is further agreed that the Performing Party is solely and individually liable for all labor and expenses in connection with the Services performed. The parties agree that neither party will have the right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of the other party, or to bind the other party in any way.

          6.2.2  No Obligation for Compensation or Benefits.  Neither federal,
                 ------------------------------------------
    state nor local income or payroll tax will be withheld or paid by the Receiving Party on behalf of the Performing Party or the Performing Party's employees. No workers' compensation insurance will be obtained by the Receiving Party concerning the Performing Party or the Performing Party's employees. The employees of the Performing Party shall have no claim against the Receiving Party for any compensation, reimbursement, injury or damages of any kind.

    6.3  Liability and Indemnification.  Neither party makes any warranty,
         -----------------------------
express or implied, with respect to the Services to be provided by such party under this Agreement. The liability of any Performing Party with respect to the quality of performance of Services provided under this Agreement is limited to the total compensation for the Services provided by that party under this Agreement and shall not include any contingent liability. The sole remedy (other than the amount of damages described in the foregoing sentence) for the Performing Party's breach of this Agreement shall be the termination of this Agreement. The Receiving Party's receipt of any Service performed hereunder shall be deemed an unqualified acceptance of such Service and a waiver by the Receiving Party of any and all claims with respect to such Service, unless the Receiving Party gives notice of such claim within five days after the date such item of Service was performed. Neither party will be liable under this Agreement to the other party (or affiliate thereof) for indirect, incidental, punitive, special or consequential damages, including lost profits or revenue, even if the liable party has been advised of the possibility of such damages or any claim against the other party by any third party. A Performing Party will not be liable for any costs, expenses, losses, liabilities, claims or damages, including attorneys' fees (hereafter "Claims") directly or indirectly attributable to the actions of the Performing Party, whether or not negligent, in performance of its obligations under this Agreement, except that the same may be attributable to the [gross negligence] or willful misconduct of the Performing Party.

          6.3.1  Indemnification Covenant of Receiving Party.  With respect to
                 ----------------------------------------------
    any Service performed for the benefit of a Receiving Party, the Receiving Party shall indemnify, defend and hold the Performing Party harmless from and against any and all Claims (except for those Claims described in Section
    6.3.2 or excluded by Section 6.3.3 of this Agreement) incurred by or assessed against the Performing Party in connection with: (a) the performance of Services by the Performing Party under this Agreement, (b) the injury to or death of any person during the term of this Agreement who is an employee of the Receiving Party at the time of the occurrence which causes such injury or death, or (c) loss of or damage to any property of the Receiving Party during the term of this Agreement.

          6.3.2  Indemnification Covenant of Performing Party.  With respect to
                 --------------------------------------------
    the Services performed by the Performing Party, the Performing Party shall indemnify, defend and hold the Receiving Party harmless from and against any and all Claims incurred by or assessed against the Receiving Party in connection with the gross negligence, willful misconduct, or fraud of, or the imposition of punitive or exemplary damages against, the Performing Party in the performance of Services under the terms of this Agreement.

     6.3.3 General Terms Regarding Indemnification. All indemnities set forth in
           ---------------------------------------
     this Agreement extend to the officers, directors, employees and affiliates of the party indemnified. Unless this agreement expressly provides to the contrary, the indemnities set forth herein apply regardless of whether the indemnified party (or its employees, agents, contractors, successors or assigns) was a contributing cause of the indemnified Claim, expressly including indemnified Claims arising out of or resulting, in whole or part, from the indemnified party's (or its employees', agents', contractors', successors' or assigns') sole or concurrent negligence. However, the indemnities set forth in this agreement do not extend to any part of an indemnified Claim that is the result of the gross negligence, willful misconduct or fraud of the indemnified party or the result of the imposition of punitive or exemplary damages on the indemnified party.

     6.4  DTPA Waiver.  Each Receiving Party hereby waives the provisions of
          -----------
the Texas Deceptive Trade Practices-Consumer Protection Act, chapter 17, subchapter E, sections 17.41 through 17.63, inclusive, Texas Business and Commerce Code. To evidence its ability to grant such waiver, each Receiving Party hereby represents and warrants to the Performing Party that the Receiving Party (a) is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (b) has assets of $5 million or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles, (c) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions contemplated by this Agreement, and (d) is not in a significantly disparate bargaining position.

     6.5  Force Majeure.  A Performing Party will not be considered in default
          -------------
in performance of its obligations hereunder if performance is prevented or delayed by acts of God or government, labor disputes, fires, power failures, failure or delay of transportation, or by vendors or subcontractors, or any other similar cause or causes beyond the reasonable control of that party, whether similar to the causes specified herein or not, provided that the Performing Party exercises all diligence in response to the force majeure and uses its best efforts to perform its obligations hereunder as soon as possible after termination of the force majeure. Neither party will be obligated to settle a dispute or otherwise take any action that is not commercially reasonable to terminate an event of force majeure.

     6.6  Governing Law, Amendments, Successors and Assigns.  This Agreement
          -------------------------------------------------
will be governed by and construed in accordance with Texas law. This Agreement may be amended, but only by a written instrument executed by a duly authorized representative of each of VEC and Valero Refining. No party to this Agreement may assign its rights or obligations under the Agreement without the prior written consent of the other. This Agreement is binding upon the successors and permitted assigns of VEC and Valero Refining.

     6.7  Disputes.  If a Receiving Party, within 10 days after receipt of an
          --------
invoice, disputes any charge set forth therein, the Receiving Party shall notify the Performing Party in writing. The parties shall promptly attempt to resolve any such dispute. If either party determines that the dispute cannot be resolved in a mutually agreeable manner, the dispute shall be submitted, within five days of notification to the other party, to Arthur Andersen LLP, or if Arthur Andersen LLP declines the referral, to another independent public accountant mutually acceptable to the parties (the "Accountant"). The Accountant shall make an investigation of the disputed charges as it deems necessary and shall finally determine the amount of the charge. The cost of the Accountant shall be borne by the Receiving Party if the invoiced amount is determined to be correct, and shall be borne by the Performing Party if the invoiced amount is determined to be incorrect. Pending such determination, the Receiving Party shall pay the invoiced amount, with appropriate adjustments to be made by the Performing Party following a final determination.

The Parties have executed this Agreement to be effective as of the Effective
Date.


                                        VALERO ENERGY CORPORATION


                                        By:__________________________________
                                             [insert name and title]


                                        VALERO REFINING AND MARKETING COMPANY


                                        By:__________________________________
                                             [insert name and title]

                                   EXHIBIT A
                                   ---------
                         to Interim Services Agreement


INFORMATION SERVICES FEES

   Processing Services (Section 3.1.1)         Included in Section 3.3.1 fee
   Maintenance and Support (Section 3.1.2)     Included in Section 3.3.1 fee
   Service Fee (Section 3.3.1)                 As stated in Section 3.3.1
   Programming (Section 3.3.2)                 As stated in Section 3.3.2
   Data Storage (Section 3.4)                  Included in Section 3.3.1 fee


FINANCIAL AND REGULATORY SERVICES FEES

   Financial and Regulatory
      Governmental Compliance (Section 4.1.2)  Service provided without charge
      Check Printing (Section 4.1.3)           Service provided without charge


ADMINISTRATIVE SERVICES FEES

   Services Provided by Merger Partner
      Security (Section 5.1.2)                 Included in Sublease rentals
      Telecommunications (Section 5.1.3)       At cost
      Mail Room (Section 5.1.4)                At cost
      Printing (Section 5.1.5)                 At cost
      Purchasing (Section 5.1.6)               At cost
      Travel (Section 5.1.8)                   for no charge greater than any
                                               commissions earned upon the
                                               booking of reservations

   Services Provided by Valero Refining
      Health Care Administration
        (Section 5.2.2)                        [Service provided without charge]
      Payroll (Section 5.2.3)                  [$__ per employee per pay period]
      Accounts Payable (Section 5.2.4)         [$__ per invoice/check)
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                                   EXHIBIT B
                                   ---------
                         to Interim Services Agreement

PAYMENT INSTRUCTIONS

The following are wire transfer/ACH payment instructions for payment to VEC and Valero Refining and Marketing Company for amounts owing under this Interim Services Agreement:


Valero Energy Corporation:

        Bank Name:      [to be determined]
        Bank ABA #:     [to be determined]
        Account Name:   [to be determined]
        Account Number: [to be determined]


Valero Refining and Marketing Company:

        Bank Name:      [to be determined]
        Bank ABA #:     [to be determined]
        Account Name:   [to be determined]
        Account Number: [to be determined]